HALLIBURTON COMPANY

Medium-Term Notes                                      Pricing Supplement No. 2
Due Nine Months or More                                       Dated May 7, 1997
From Date of Issue, Series A      (To Prospectus dated December 19, 1996 and
                                  Prospectus Supplement dated January 13, 1997)



PRINCIPAL AMOUNT    DATE OF ISSUE     MATURITY DATE     INTEREST RATE PER ANNUM
----------------    -------------     -------------     -----------------------
$50,000,000          May 12, 1997      May 12, 2017              7.53%

Issued at 100% of aggregate principal amount.
Agents' commissions are .750% and proceeds to the Company are 99.250% or $49,625,000.
Interest payable each February 1 and August 1, commencing August 1, 1997. Not redeemable prior to maturity.
Initially issued in Book-Entry Note form.

  On May 12, 1997, $175,000,000 in aggregate principal amount of Notes, including the Notes offered hereby, will have been sold and issued.